Exhibit 10.21

NONCOMPETITION AGREEMENT

THIS AGREEMENT is made as of the 16th day of November, 2011, among Riverview Financial Corporation (“Corporation”), with principal offices at 3rd and Market Streets Halifax, PA 17032, Riverview National Bank (“Bank”) with principal offices at 101 Lincoln Street, Marysville, Pennsylvania, 17053, and ROBERT M. GARST, a Pennsylvania resident residing at 167 Timber Ridge Road, Hummelstown, Pennsylvania, 17036 (hereinafter referred to as “EXECUTIVE”).

WITNESSETH:

WHEREAS, the Bank is the wholly owned subsidiary of the Corporation;

WHEREAS, the Executive is the President of the Bank;

WHEREAS, the Corporation, the Bank and the Executive wish to enter into this Agreement under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants set forth below   and other valuable consideration and intending to be legally bound, the parties agree as follows:

1.         The Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that for the time period provided in Paragraph 3, the Executive shall not, except as otherwise  permitted in writing by the Bank:

(a)        be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during any time that Executive is employed by the Bank (“Employment Period”), in any county in which, at any time during the Employment Period or as of the date of the Executive’s termination, a branch, office or other facility of the Corporation or the Bank is located (“Non-Competition Area”);

(b)        provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area;

(c)        directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within six (6) months of the Executive’s termination of employment, to become a customer or referral source of a person or entity that competes with the Corporation, the Bank or their subsidiaries; or

(d)       directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of the Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

2.         It is expressly understood and agreed that, although the Executive and the Corporation and the Bank consider the restrictions contained in Paragraph 1 hereof reasonable for the purpose of preserving for the Corporation and the Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Paragraph 1 hereof is an unreasonable or otherwise unenforceable     restriction against the Executive, the provisions of Paragraph  1  hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

3.         The provisions of Paragraph 1 shall be applicable, commencing on the date of this Agreement and ending on one of the following dates as applicable:

(a)        if a Change in Control has not occurred and the Executive’s employment is terminated by the Bank and the Executive is receiving payments under Executive’s Employment Agreement, then the first anniversary date of the effective date of termination of employment;

(b)        if a Change in Control has not occurred and the Executive voluntarily terminates his employment and is receiving severance payments equal to four months salary and benefits plus the transfer of title to the vehicle assigned to the Executive at the time of termination (including costs to transfer such vehicle),   then four (4) months from the effective date of termination;

(c)        if a Change of Control has not occurred and the Executive is  terminated for Cause, then this Section shall end and cease on the effective date of the Executive’s termination;

(d)       if a Change in Control has occurred and the Executive or the Bank terminates the Executive’s employment for any reason, then this Section shall end and cease on the effective date of the Executive’s termination.

4.         As consideration for Executive entering into this Agreement, the Bank shall pay the Executive $ ________________.

5.         Notwithstanding any other provision contained in this Agreement, the payment or obligation to pay monies or granting of any rights or privileges to the Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has under any plan or benefit presently outstanding.

6.         This Agreement may not be modified, changed, amended, extended, or altered except in writing signed by the Executive or by his duly authorized representative, and by a duly authorized officer of the Bank.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Attest:	Riverview Financial Corporation

/s/ Joseph D. Kerwin	By: /s/ David W. Hoover

Riverview National Bank

/s/ Joseph D. Kerwin	By: /s/ David W. Hoover

EXECUTIVE

/s/ Kirk D. Fox	By:/s/ Robert M. Garst
Robert M. Garst